UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   September 4, 2003
(Date of earliest event reported)

Inland Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)

Maryland	333-85666	36-4246655
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

Reconciliation of Financial Statements

                On March 31, 2003, we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 ("10-K").  Under Item 6, "Selected Financial Data," we presented a table which included the financial measure "Funds Available for Distribution" (or "FAD") for each of the three fiscal years in the period ended December 31, 2002.

                FAD is a non-GAAP financial measure comprised of "Funds from Operations" (or "FFO") excluding normalized recurring real estate related expenditures that we capitalize and then amortize but which are necessary to maintain our properties such as tenant improvement allowances and other non-cash items such as the impact of straight-lining rents.  FFO is also a non-GAAP measure which is defined as net income computed in accordance with GAAP excluding gains or losses from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest.  FFO is reconciled to net income computed in accordance with GAAP in the 10-K itself.

                Regulation G, promulgated by the Securities and Exchange Commission, requires us to reconcile any non-GAAP financial measures with the most directly comparable financial measure in accordance with GAAP.  We believe that the GAAP financial measure most directly comparable to FAD is net cash provided by operating activities.  We believe FAD provides a similar basis to net cash provided by operating activities for FAD measures the cash flow generated by our properties and the cash available to pay distributions to shareholders.

	2002	2001	2000

Funds Available for Distribution	$ 56,360,237	$ 17,365,419	$ 6,649,315

Principal amortization of debt	344,216	257,199	237,56
Interest costs capitalized on development projects	444,89	116,648	-
Acquisition cost expenses	(350,260)	(164,788)	(148,494)
Realized loss on investment securities	508,375	-	-
Gain on sale of investment securities	(36,654)	(127,539)	-
Income from unconsolidated joint venture	190,405)	(111,658)	-
Changes in assets and liabilities	(1,486,008)	91,353	(1,373,798)

Net cash provided by operating activities	$ 55,594,392	$ 17,426,634	$ 5,364,584

                This Current Report is being filed in connection with our filing of a Registration Statement on Form S-3 with respect to an offering of our common stock under our Distribution Reinvestment Program.  The Registration Statement will become effective immediately upon its filing.  This Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy any such securities.

                ITEM 7.  Exhibits

                None.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND RETAIL REAL ESTATE TRUST, INC.

By: /s/ Robert D. Parks
Name: Robert D. Parks
Title: Chairman and Chief Executive Officer
Date: September 4, 2003